Exhibit 99.1

EnerNOC Reports Second Quarter 2007 Financial Results

Year-over-year revenue growth of 193%

BOSTON, MA, August 7, 2007 — EnerNOC, Inc., (NASDAQ: ENOC), a leading provider of clean and intelligent energy solutions, today reported financial results for the second quarter ended June 30, 2007.  Revenue for the second quarter 2007 was $12.0 million, a 20 percent increase over first quarter 2007 revenue of $10.0 million, and a 193 percent increase over second quarter 2006 revenue of $4.1 million.

“Sales of our core demand response solutions in the second quarter 2007 significantly increased across all of our operating regions,” stated Tim Healy, Chairman and Chief Executive Officer of EnerNOC.  “Due to these strong operating results as well as our expansion into new regions, we are excited about the momentum that we have built and we will continue to invest in our people and technology to create increased value for our shareholders.”

Sales of EnerNOC’s demand response solutions accounted for substantially all second quarter revenue in both 2006 and 2007.  Cost of revenue for the three months ended June 30, 2007, was $7.9 million, compared to $2.7 million for the same period in 2006, an increase of $5.2 million, or 196%.  Gross profit for the second quarter 2007, was $4.1 million, compared to $1.4 million for the same period in 2006, an increase of $2.7 million, or 187%.

Total operating expenses for the second quarter 2007 were $12.8 million (inclusive of a non-cash stock-based compensation expense of $3.7 million), compared to $2.9 million for the same period in 2006 (inclusive of a non-cash stock-based compensation expense of $31,600), an increase of $9.9 million, or 337%.

Net loss for the three months ended June 30, 2007 was $8.2 million, or $0.74 per basic and diluted share, compared to a net loss of $1.5 million, or $0.43 per basic and diluted share, for the same period in 2006.

As of June 30, 2007, the Company had cash and cash equivalents totaling $99.6 million, an increase of $90.4 million since December 31, 2006, which is the result of the closing of its initial public offering in May 2007.

Financial Highlights

EnerNOC’s financial highlights during the second quarter 2007 included:

•                  May 2007 IPO with net proceeds to the Company, after deducting underwriting discounts and commissions but before deducting offering expenses, of approximately $98.8 million

•                  Triple digit year-over-year revenue growth due to increased megawatts under management in all operating regions — including new programs in existing regions and expansion into a new region

•                  Accelerated investment in new employees and infrastructure in order to capture near-term growth opportunities

•                  Inclusion in both the Russell 2000 and Russell 3000 indices as of June 22, 2007

“We are excited by our growth prospects following our successful IPO,” said Neal Isaacson, EnerNOC’s Chief Financial Officer.  “Having accelerated our investment in employees and infrastructure, we believe that we are even more strongly positioned to expand our demand response business, increase operating efficiencies, and continue to bring our energy management solutions platform to commercial, institutional, and industrial customers, as well as electric power grid operators and utilities.”

Business Highlights

EnerNOC’s business highlights during the period included:

•                  Expansion of demand response megawatts under management to over 756, an increase of 229 megawatts during the quarter

•                  Expansion of demand response megawatts under contract to over 886, an increase of 216 megawatts during the quarter

•                  Doubling of our existing 10-year capacity contract with San Diego Gas & Electric from 25 megawatts to 50 megawatts

•                  Approval from the California Public Utilities Commission for long-term capacity contracts with both Southern California Edison and Pacific Gas and Electric Company, totaling 80 megawatts

•                  Addition of 15 Fortune 500 customers, bringing the total number of Fortune 500 customers served by EnerNOC to 32

•                  Growth of commercial, institutional, and industrial customers served by EnerNOC to 595 across 1,852 customer sites, up from 369 customers across 1,105 customer sites as of the end of the first quarter 2007

Company Update

During and since the end of the second quarter 2007, the Company has commenced selling its demand response solutions in two new regional markets.  The Company has also had multiple bids totaling over 200 megawatts selected in still other regions, which it believes will materialize into contracts in the near term.  The Company expects to provide additional details as the investments that it is making in these new regions mature.

Webcast Reminder

EnerNOC will host an audio webcast today at 4:30pm (Eastern)/1:30pm (Pacific) with Chairman and Chief Executive Officer, Tim Healy, President, David Brewster, and Chief Financial Officer, Neal Isaacson to discuss details regarding the Company’s Second Quarter 2007 performance, as well as other forward-looking information.  Go to the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast link.  The webcast will be available on the Company’s website shortly after the call and will be archived through August 14, 2007.  The replay can be accessed by dialing 888-203-1112 (719-457-0820 for international callers).  The replay pass code for all callers is 4477548.

For More Information

MEDIA:
Jennifer Collins, 617-224-9904
jcollins@enernoc.com

INVESTORS:
Will Lyons, 617-532-8104
wlyons@enernoc.com

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to commercial, institutional, and industrial customers, as well as electric power grid operators and utilities.  EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand.  The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to grid operators and utilities on demand.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s revenue, net loss and expenses and future cash position, including for the remainder of fiscal year 2007, and the future growth of the Company’s demand response and energy management solutions, including the growth of its megawatts under management and its megawatts under contract may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: EnerNOC, Inc.

EnerNOC, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except for per share data)

Condensed Consolidated Statements of Operations
For the three and six months ended June 30, 2007 and 2006
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$12,015	$4,100	$21,987	$9,214
Cost of revenues	7,910	2,669	14,974	7,083
Gross profit	4,105	1,431	7,013	2,131

Operating expenses:
Selling and marketing expenses	4,372	1,214	7,478	2,087
General and administrative expenses	7,907	1,548	11,337	3,045
Research and development expenses	498	161	839	493
Total operating expenses	12,777	2,923	19,654	5,625

Loss from operations	(8,672)	(1,492)	(12,641)	(3,494)
Interest and other income (expense), net	466	(31)	621	(54)
Net loss	(8,206)	$(1,523)	$(12,020)	$(3,548)
Net loss per share:
Basic and diluted	(0.74)	$(0.43)	$(1.89)	$(1.02)

Condensed Consolidated Balance Sheets
As of June 30, 2007 (Unaudited) and December 31, 2006

	June 30,	December 31,
	2007	2006
Cash and cash equivalents	$99,627	$9,184
Property and equipment, net	16,447	6,547
Total assets	136,062	29,950
Deferred revenue	2,612	1,391
Total long-term debt, including current portion	7,212	5,200
Redeemable convertible preferred stock warrant liability	—	606
Total liabilities, redeemable preferred stock and stockholders' equity (deficit)	136,062	29,950

Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2007 and 2006
(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash used by operating activities	$(3,191)	$(4,118)
Cash used in investing activities	(11,173)	(4,200)
Cash provided by financing activities	104,807	2,267
Net increase (decrease) in cash and cash equivalents	90,443	(6,051)